Exhibit 99.1

Roper Industries, Inc.
Summary of Compensation of Members of the Board of Directors
For Fiscal Year 2005

For 2005, non-management directors are paid for their service on the Board as follows:

(a)	annual fee of $42,500, paid in quarterly installments;

(b)	Board meeting fees of $2,000 for each day attended in person or $1,000 for each meeting day attended telephonically;

(c)	Committee meeting fees of $1,000 for each day attended in person or $500 for each day attended telephonically for Committee meetings held on a different day than a Board meeting (different Committee meetings held on the same day are deemed a single day); and

(d)	annual chairman’s fee of $5,000 for the chairman of each of the Audit, Compensation, and Corporate Governance and Nominating Committees, paid in quarterly installments.

In addition, in conjunction with the 2005 Annual Meeting of Shareholders to be held on June 6, 2005, each director, other than Brian D. Jellison, who serves as the Company’s President and Chief Executive Officer, will receive a grant of 2,000 restricted shares of the Company’s common stock, 50% of which will be subject to substantial risk of forfeiture for six months following the grant and the remaining 50% of which will be subject to substantial risk of forfeiture for one year following the grant, under customary terms and conditions.